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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:       THE PRAIRIE FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

               c/o Zuckerman Management Associates, Inc.
               1111 Lincoln Road, #740
               Miami Beach, Florida 33139

Telephone Number (including area code):  1-305-532-5044

Name and address of agent for service of process:

               Matthew M. Zuckerman
               The Prairie Fund
               1111 Lincoln Road, Miami Beach, Florida 20817

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]


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Notice: A copy of the Certificate of Trust of The Prairie Fund is on file with the Secretary of State of Delaware and notice is hereby given that this Registration Statement has been executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations of or arising out of this Registration Statement are not binding upon any of the officers or shareholders individually, but are binding only upon the assets and property of the Fund.




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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Miami, State of Florida on the 5th day of May, 2000.


                                           Signature:  THE PRAIRIE FUND



                                           By:  /s/ Matthew M. Zuckerman
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                                              Name: Matthew M. Zuckerman
                                              Title: President



Attest: /s/ Ethan W. Johnson
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